Exhibit 99.1

FOR IMMEDIATE RELEASE

LabCorp
Investors: Scott Frommer - +1 336-436-5076
Investor@labcorp.com

Media: Pattie Kushner - +1 336-436-8263
Media@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LabCorp Enhances VistaSeq Hereditary Cancer Test Portfolio with Addition of New Panels and New Genes That Can Be Assessed
Expanded Test Offering Provides Targeted Insight into Risk for Hereditary Cancer Syndromes
BURLINGTON, N.C. - May 3, 2017 - LabCorp® (NYSE: LH) today announced a significant enhancement to its proprietary VistaSeqSM Hereditary Cancer portfolio, with ten new test panels focusing on the risk of specific hereditary cancer syndromes. The number of cancer genes that can be assessed has also increased to 59 to reflect advances in the understanding of cancer genetics since the panel was first introduced in August 2015. The VistaSeq Hereditary Cancer Panel detects inherited genetic mutations across multiple genes, which have been associated with an increased risk of developing hereditary cancers. The tests are available from LabCorp and its Integrated Genetics and Integrated Oncology specialty laboratories.
“LabCorp is relentlessly focused on delivering world-class diagnostics that help physicians and other healthcare professionals provide better patient care,” said Gary M. Huff, chief executive officer of LabCorp Diagnostics. “The VistaSeq Hereditary Cancer Panel is the latest example of the importance we place, as an organization and on the part of each employee, on having the strongest scientific leadership, best customer service and highest quality in the laboratory industry.”
Approximately 5 to 10 percent of cancers are thought to be caused by mutations in genes that are associated with hereditary cancer syndromes. The VistaSeq Hereditary Cancer Panel provides an assessment of the genetic mutations known to be associated with the most common hereditary cancers including breast, ovarian, melanoma, pancreatic, colorectal, endometrial, gastric, and prostate cancers. The new panels, along with the increase in the cancer-linked genes that can be assessed, enable physicians to select the panel that best meets the needs of each patient based on their personal or family history.
The VistaSeq Hereditary Cancer Panel may be useful when a patient’s personal or family medical history suggests hereditary predisposition for cancer, including when a patient has tested negative or indeterminate for mutations in a single cancer gene; to identify family members who may have inherited a cancer-associated mutation; and if a patient’s personal or family history includes several cancer types. Physicians may order from multiple different VistaSeq panels, based on the specific needs of an individual patient.
“The new panels and significant expansion to the gene pool provide physicians with additional choices to offer individualized testing and healthcare management for each patient based on personal and family cancer histories,” says Marcia Eisenberg, Ph.D. chief scientific officer of LabCorp Diagnostics. “The new VistaSeq panels demonstrate LabCorp’s continuing leadership in genomics, personalized medicine and women’s health. Combined with Integrated Genetics’ unmatched genetic counseling team, these tests will help physicians and patients make informed healthcare decisions that will improve health and improve lives. “
The VistaSeq Hereditary Cancer Panel is available nationwide through any LabCorp, Integrated Genetics or Integrated Oncology account. In addition, LabCorp offers a complete range of complementary services for patients and physicians, including insurance pre-authorization support, a personalized estimate of the patient out-of-pocket cost of services before specimen collection by LabCorp, and the industry’s largest network of genetic counselors who can help patients analyze, assess, and interpret genetic test results.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including with respect to estimated 2017 guidance and the impact of various factors on operating and financial results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, and adverse actions of governmental and other third-party payers. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors that could affect operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, including in each case under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2016, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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